ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated June 27, 2013

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

Linked to the S&P 500® Index due on or about January 8, 2015

Linked to the Russell 2000® Index due on or about January 8, 2015

Investment Description
Trigger Phoenix Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific index (the "Index"). If the applicable Index Closing Level on a quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the applicable Index Closing Level on any quarterly Observation Date is equal to or greater than the applicable Initial Index Level. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Index Level is equal to or greater than the applicable Trigger Level (which is the same level as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Index Level is less than the applicable Trigger Level, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the applicable Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for a quarterly Observation Date if the applicable Index Closing Level on that quarterly Observation Date is equal to or greater than the applicable Initial Index Level, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the applicable Index Closing Level on a quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the applicable Index does not close below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the Index closes below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the applicable Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	July 2, 2013
	Settlement Date[1]	July 8, 2013
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	January 2, 2015
	Maturity Date[2]	January 8, 2015
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Automatic Call Feature" and "Description of Securities — Postponement of a Payment Date" in the accompanying product supplement no. UBS-9-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-9-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Index. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Indices described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two (2) Security offerings is linked to one Index, and each of the two (2) Security offerings has its own Contingent Coupon Rate, Initial Index Level, Trigger Level and Coupon Barrier, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Trigger Level and Coupon Barrier will not be greater than the top of the applicable range listed below, but you should be willing to invest in the Securities if the applicable Trigger Level and Coupon Barrier were set equal to the top of that range. The performance of each Security offering will not depend on the performance of the other Security offering.

Index	Contingent Coupon Rate	Initial Index Level	Trigger Level*	Coupon Barrier	CUSIP	ISIN
S&P 500® Index	5.00% per annum	•	74% to 78% of the Initial Index Level	74% to 78% of the Initial Index Level	48126H746	US48126H7465
Russell 2000® Index	8.00% per annum	•	75% to 79% of the Initial Index Level	75% to 79% of the Initial Index Level	48126H753	US48126H7531

*The Trigger Level and Coupon Barrier will be set on the Trade Date to the same percentage for the applicable Security.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-9-I dated June 26, 2013, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-9-I, will supersede the terms set forth in product supplement no. UBS-9-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-9-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index		$10		$0.15		$9.85
Securities linked to the Russell 2000® Index		$10		$0.15		$9.85

(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-29 of the accompanying product supplement no. UBS-9-I.

If the Securities priced today and assuming a Trigger Level and Coupon Barrier equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.782 and $9.798 per $10 principal amount Security linked to the S&P 500® Index and linked to the Russell 2000® Index, respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.60 and $9.60 per $10 principal amount Security linked to the S&P 500® Index and linked to the Russell 2000® Index, respectively. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-9-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Index. The purchaser of a Security will acquire a security linked to a single Index (not to a basket that includes the other Index). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each Security offering relates only to a single Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Index (or the other Index) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-9-I dated June 26, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-9-I and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-9-I dated June 26, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313003932/dp39200_424b2-ubs9i.htm
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Index.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the applicable Index will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Level on the Final Valuation Date.

♦You believe the applicable Index will close at or above the applicable Initial Index Level on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the level of the applicable Index and that your potential return is limited to the applicable Contingent Coupons.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the applicable Index.

♦You would be willing to invest in the Securities if the applicable Trigger Level and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Trigger Level and Coupon Barrier will be finalized on the Trade Date and will not be greater than the top of the applicable range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the applicable Index.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 18 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Index.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the applicable Index will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Level on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the level of the applicable Index or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the applicable Index.

♦You would not be willing to invest in the Securities if the applicable Trigger Level and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Trigger Level and Coupon Barrier will be finalized on the Trade Date and will not be greater than the top of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the applicable Index.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 18 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-9-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Index	S&P 500® Index Russell 2000® Index
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	18 months, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the applicable Index Closing Level on any Observation Date is equal to or greater than the applicable Initial Index Level. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.
Contingent Coupon

If the applicable Index Closing Level is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the applicable Index Closing Level is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and reflects the corresponding Contingent Coupon for each Security based on a Contingent Coupon Rate of (i) 5.00% per annum for Securities linked to the S&P 500® Index and (ii) 8.00% per annum for Securities linked to the Russell 2000® Index.

Contingent Coupon (per $10 Security)
Observation Dates[2]	Coupon Payment Dates[2]	S&P 500® Index	Russell 2000® Index
October 2, 2013	October 4, 2013	$0.125	$0.20
January 2, 2014	January 6, 2014	$0.125	$0.20
April 2, 2014	April 4, 2014	$0.125	$0.20
July 2, 2014	July 7, 2014	$0.125	$0.20
October 2, 2014	October 6, 2014	$0.125	$0.20
January 2, 2015 (Final Valuation Date)	January 8, 2015 (Maturity Date)	$0.125	$0.20
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the applicable Index Closing Level is less than the applicable Coupon Barrier.
Contingent Coupon Rate	5.00% per annum for Securities linked to the S&P 500® Index 8.00% per annum for Securities linked to the Russell 2000® Index
Coupon Payment Dates[2]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Index Level is equal to or greater than the applicable Trigger Level and Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Index Level is less than the applicable Trigger Level and Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Index Return, equal to:

$10 × (1 + Index Return)

Index Return	Final Index Level - Initial Index Level Initial Index Level
Index Closing Level	With respect to each Index, on any relevant day, the official closing level of that Index published with respect to that day. In certain circumstances, the Index Closing Level of an Index will be based on the alternative calculation described under "General Terms of Securities — Discontinuation of the Index; Alteration of Method of Calculation" in the accompanying product supplement no. UBS-9-I.
Initial Index Level	The Index Closing Level of the applicable Index on the Trade Date
Final Index Level	The Index Closing Level of the applicable Index on the Final Valuation Date
Trigger Level[3]	For Securities linked to the S&P 500® Index: 74% to 78% of the Initial Index Level* For Securities linked to the Russell 2000® Index: 75% to 79% of the Initial Index Level*
Coupon Barrier[3]	For Securities linked to the S&P 500® Index: 74% to 78% of the Initial Index Level* For Securities linked to the Russell 2000® Index: 75% to 79% of the Initial Index Level*

*The actual Trigger Level and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the top of the applicable range set forth above.

You should be willing to invest in the Securities if the applicable Trigger Level and Coupon Barrier were set equal to the top of the applicable range set forth above.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	The Trigger Level and Coupon Barrier will be set on the Trade Date to the same percentage for the applicable Security.

Investment Timeline
Trade Date	The applicable Initial Index Level is determined and the applicable Trigger Level and Coupon Barrier are finalized.

Quarterly

If the applicable Index Closing Level is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will also be called if the applicable Index Closing Level on any Observation Date is equal to or greater than the applicable Initial Index Level. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.

Maturity Date

The applicable Final Index Level is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Index Level is equal to or greater than the applicable Trigger Level and Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the applicable Final Index Level is less than the applicable Trigger Level and Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Index, equal to a return of:

$10 × (1 + Index Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-9-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-9-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to conclude that Contingent Coupons are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-9-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the applicable Index Closing Level has declined below the applicable Trigger Level on the Final Valuation Date, you will be fully exposed to any depreciation of the Index from the applicable Initial Index Level to the applicable Final Index Level and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Index Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Index Level is less than the applicable Initial Index Level and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Index.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Securities. If the applicable Index Closing Level on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the applicable Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the applicable Index Closing Level is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Index — The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation of the applicable Index, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the applicable Index's risk of decline even though you were not able to participate in any potential appreciation of the applicable Index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the applicable Index. In addition, if the Securities are not called and the applicable Final Index Level is below the applicable Trigger Level, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable Index Closing Level is above the applicable Trigger Level. If by maturity the Securities have not been called, either JPMorgan Chase will repay you the full principal amount per Security plus the applicable Contingent Coupon or, if the applicable Index closes below the applicable Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the applicable Index Closing Level from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Applicable Final Index Level Will Fall Below the Applicable Coupon Barrier on Any Observation Date or the Applicable Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Applicable Index — "Volatility" refers to the frequency and magnitude of changes in level of the applicable Index. Greater expected volatility with respect to the applicable Index reflects a higher expectation as of the Trade Date that that Index could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your principal amount. In addition, the Trigger Level and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and depend in part on this expected volatility. However, the applicable Index's volatility can change significantly over the term of the Securities. The level of the applicable Index for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-9-I for additional information about these risks.
♦	Each Contingent Coupon Is Based Solely on the Applicable Index Closing Level on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the applicable Index Closing Level on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the applicable Index Closing Level on the applicable Observation Date, if that Index Closing Level is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the applicable Index Closing Level was higher on other days during the period before that Observation Date.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the applicable Index, including:

♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the applicable Index;
♦	the time to maturity of the Securities;
♦	whether the applicable Index Closing Level has been, or is expected to be, less than the applicable Coupon Barrier on any Observation Date and whether the applicable Final Index Level is expected to be less than the applicable Trigger Level;
♦	the dividend rates on the equity securities underlying the applicable Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide for Contingent Coupons if the applicable Index does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold an investment linked to the applicable Index and could affect the level of the applicable Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Level of the Applicable Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Index may adversely affect the level of the applicable Index and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the applicable Index Closing Level on an Observation Date, determining if the Securities are to be automatically called, determining if a Contingent Coupon is payable, calculating the applicable Index Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, on any Coupon Payment Date, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-9-I.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value, the Trigger Level and the Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value, the Trigger Level and the Coupon Barrier of the applicable Security.

Risks Relating to Securities Linked to the S&P 500® Index

♦	We Are Currently One of the Companies that Make Up the S&P 500® Index — We are currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the S&P 500® Index and the Securities.

Risks Relating to Securities Linked to the Russell 2000® Index

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks —The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Index with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	18 months (unless earlier called)
Initial Index Level:	1,000.00
Contingent Coupon Rate:	4.00% per annum (or 1.00% per quarter)
Observation Dates:	Quarterly
Trigger Level:	800.00 (which is 80.00%* of the hypothetical Initial Index Level)
Coupon Barrier:	800.00 (which is 80.00%* of the hypothetical Initial Index Level)

*	The actual Trigger Level and Coupon Barrier for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual value of any Contingent Coupon payments you receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity and the actual Trigger Price and Coupon Barrier applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and depend in part on the Initial Index Level of the applicable Index, which will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Index. These examples are intended to illustrate how the value of any payment on the Securities will depend on the Index Closing Level on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Index Closing Level	Payment (per Security)
First Observation Date	1,100.00 (at or above Initial Index Level)	$10.10 (Payment upon Automatic Call)

	Total Payment:	$10.10 (1.00% return)

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total of $10.10 per Security, reflecting your principal amount plus the Contingent Coupon for a 1.00% total return on the Securities. No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Index Closing Level	Payment (per Security)
First Observation Date	900.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Second Observation Date	850.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Third Observation Date	1,100.00 (at or above Initial Index Level)	$10.10 (Payment upon Automatic Call)

	Total Payment:	$10.30 (3.00% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.10 per Security, reflecting your principal amount plus the Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.20 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities. No further amounts will be owed on the Securities.

Example 3 — Securities Are NOT Called and the Final Index Level Is at or above the Trigger Level and the Coupon Barrier

Date	Index Closing Level	Payment (per Security)
First Observation Date	850.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Second Observation Date	600.00 (below Coupon Barrier)	$0.00
Third Observation Date	700.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	600.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	700.00 (below Coupon Barrier)	$0.00
Final Valuation Date	850.00 (at or above Trigger Level and Coupon Barrier; below Initial Index Level)	$10.10 (Payment at Maturity)

	Total Payment:	$10.20 (2.00% return)

At maturity, we will pay you a total of $10.10 per Security, reflecting your principal amount plus the Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.10 received in respect of prior Observation Dates, we will have paid you a total of $10.20 per Security for a 2.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Index Level Is below the Trigger Level and the Coupon Barrier

Date	Index Closing Level	Payment (per Security)
First Observation Date	850.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Second Observation Date	800.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Third Observation Date	850.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Fourth Observation Date	800.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Fifth Observation Date	850.00 (at or above Coupon Barrier; below Initial Index Level)	$0.10 (Contingent Coupon)
Final Valuation Date	700.00 (below Trigger Level and Coupon Barrier)	$10.00 × (1 + Index Return) = $10.00 × (1 + -30%) = $10.00 × 70% = $7.00 (Payment at Maturity)

	Total Payment:	$7.50 (-25.00% return)

Because the Securities are not called and the Final Index Level is below the Trigger Level and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.50 received in respect of prior Observation Dates, we will have paid you $7.50 per Security for a loss on the Securities of 25.00%.

Example 5 — Securities Are NOT Called and the Final Index Level is below the Trigger Level and the Coupon Barrier

Date	Index Closing Level	Payment (per Security)
First Observation Date	700.00 (below Coupon Barrier)	$0.00
Second Observation Date	600.00 (below Coupon Barrier)	$0.00
Third Observation Date	400.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	600.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	400.00 (below Coupon Barrier)	$0.00
Final Valuation Date	500.00 (below Trigger Level and Coupon Barrier)	$10.00 × (1 + Index Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Index Level is below the Trigger Level and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payments on the Securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Indices

Included on the following pages is a brief description of each Index. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low Index Closing Levels of each Index. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first calendar quarter of 2013. Partial data is provided for the second calendar quarter of 2013. We obtained the Index Closing Level information set forth below from the Bloomberg Professional® service (''Bloomberg''), without independent verification. You should not take the historical Levels of any Index as an indication of future performance.

The S&P 500® Index

The S&P 500® Index is published by Standard & Poor's Financial Securities LLC ("S&P"). As discussed more fully in the accompanying underlying supplement no. 1-I under the heading "Equity Indices — The S&P 500® Index," the S&P 500® Index is intended to provide a performance benchmark for the U.S. equities market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low Index Closing Levels of the S&P 500® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the S&P 500® Index on June 27, 2013 was 1,613.20. The actual Initial Index Level will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008		1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008		1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008		1,161.06	752.44	903.25
1/1/2009	3/31/2009		934.70	676.53	797.87
4/1/2009	6/30/2009		946.21	811.08	919.32
7/1/2009	9/30/2009		1,071.66	879.13	1,057.08
10/1/2009	12/31/2009		1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010		1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010		1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010		1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010		1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011		1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011		1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011		1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011		1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012		1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012		1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012		1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012		1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013		1,569.19	1,457.15	1,569.19
4/1/2013	6/27/2013	*	1,669.16	1,541.61	1,613.20

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 27, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the daily performance of the S&P 500® Index from January 2, 2003 through June 27, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level and Coupon Barrier equal to 76% of the Index Closing Level on June 27, 2013. The actual Trigger Level and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the Index Closing Level of the S&P 500® Index on the Trade Date (the Initial Index Level) and will not be less than 74% or greater than 78% of the Initial Index Level.

Past performance of the Index is not indicative of the future performance of the Index.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low Index Closing Levels of the Russell 2000® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the Russell 2000® Index on June 27, 2013 was 979.92. The actual Initial Index Level will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		753.55	643.97	687.97
4/1/2008	6/30/2008		763.27	686.07	689.66
7/1/2008	9/30/2008		754.38	657.72	679.58
10/1/2008	12/31/2008		671.59	385.31	499.45
1/1/2009	3/31/2009		514.71	343.26	422.75
4/1/2009	6/30/2009		531.68	429.16	508.28
7/1/2009	9/30/2009		620.69	479.27	604.28
10/1/2009	12/31/2009		634.07	562.40	625.39
1/1/2010	3/31/2010		690.30	586.49	678.64
4/1/2010	6/30/2010		741.92	609.49	609.49
7/1/2010	9/30/2010		677.64	590.03	676.14
10/1/2010	12/31/2010		792.35	669.45	783.65
1/1/2011	3/31/2011		843.55	773.18	843.55
4/1/2011	6/30/2011		865.29	777.20	827.43
7/1/2011	9/30/2011		858.11	643.42	644.16
10/1/2011	12/31/2011		765.43	609.49	740.92
1/1/2012	3/31/2012		846.13	747.28	830.30
4/1/2012	6/30/2012		840.63	737.24	798.49
7/1/2012	9/30/2012		864.70	767.75	837.45
10/1/2012	12/31/2012		852.49	769.48	849.35
1/1/2013	3/31/2013		953.07	872.60	951.54
4/1/2013	6/27/2013	*	998.78	901.51	979.92

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 27, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2003 through June 27, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level and Coupon Barrier equal to 77% of the Index Closing Level on June 27, 2013. The actual Trigger Level and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the Index Closing Level of the Russell 2000® Index on the Trade Date (the Initial Index Level) and will not be less than 75% or greater than 79% of the Initial Index Level.

Past performance of the Index is not indicative of the future performance of the Index.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-9-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Indices" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.